Exhibit 99.1

YELLOW PAYS BACK $700 MILLION CARES ACT LOAN

OVERLAND PARK, Kan., Feb. 5, 2024 /PRNewswire/ — Yellow Corporation (YELLQ) today announced the repayment of a secured U.S. Treasury (“Treasury”) loan it received through the Coronavirus Aid, Relief, and Economic Security (CARES) Act under a provision of the CARES Act earmarked for businesses critical to maintaining U.S. national security. Yellow has repaid $700 million in principal, as well as more than $151 million in interest, which includes all outstanding principal and accrued interest on the loan. In doing so, Yellow has fully satisfied its loan commitments under its agreement with Treasury.

Yellow applied for its CARES Act loan in April 2020, as it faced potentially crippling economic dislocations caused by the Coronavirus pandemic. Ultimately, on July 7, 2020, after months of extensive due diligence and the Department of Defense providing Yellow the requisite national security certification, Treasury approved Yellow’s loan application.

Treasury also received 29.6% of Yellow’s stock, totaling 15.9 million shares. Treasury’s equity stake is currently worth approximately $72 million.

“This repayment demonstrates Yellow’s absolute commitment to fulfilling its promise to the American taxpayers that its CARES Act loan would be repaid in full with interest,” said Yellow’s Chief Restructuring Officer, Matthew Doheny. “At the time the loan was made, the U.S. supply chain was in danger of collapse and Yellow was proud to have secured its CARES Act loan, which helped Yellow preserve its 30,000 jobs, protect the U.S. economy during the height of the Covid crisis, and ensure that our brave men and women in uniform continued to receive the supplies they needed to defend our great nation.” Doheny added that, “despite receiving bipartisan support, Yellow’s CARES Act loan would not have been possible without the leadership of President Trump and Secretary Mnuchin for which Yellow is and remains grateful.”

Yellow’s counsel, Marc E. Kasowitz of Kasowitz Benson Torres LLP, noted that, between July 2020 and October 2022, “Yellow’s CARES Act loan helped Yellow make significant progress executing its strategically vital fleet and network modernization efforts that would have enabled Yellow to compete against the non-union carriers that dominate the industry. All of that progress, however, was destroyed when the International Brotherhood of Teamsters (IBT) leadership, under the direction of Sean O’Brien, took a militant zero-sum approach to dealing with Yellow that prevented Yellow from completing its network optimization.” According to Kasowitz, “just as Yellow kept its promise to the American taxpayers by repaying its CARES Act loan in full, so too will Yellow keep its promise to the 30,000 former Yellow employees who lost their good-paying jobs by seeking redress from the IBT for causing Yellow’s bankruptcy as detailed in Yellow’s breach of contract lawsuit against the IBT.”

For information about Yellow’s lawsuit against the International Brotherhood of Teamsters, please visit https://investors.myyellow.com/news-releases/news-release-details/yellow-corporation-files-137-million-lawsuit-against.

Contact:

Emily M. Thall

ethall@kasowitz.com

SOURCE Yellow Corporation